Exhibit 4.5

Settlement Agreement between

Asia Pacific Wire & Cable Corporation Ltd. and Sino-JP Fund Co., Ltd.

DEED OF RELEASE

This Deed of Release is entered as of June 28, 2007 (hereinafter, the “Deed of Release” or the “Release”) by and among: (1) ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED, a company incorporated under the laws of Bermuda (“APWC” or the “Company”); (2) SINO-JP FUND CO., LTD. (“Sino-JP”), a company incorporated under the laws of the Cayman Islands; (3) ASSET MANAGERS CO., LTD. (“AMC”), a company incorporated under the laws of the Japan (“AMC”); (4) SINO-JP ASSETS MANAGEMENT COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands (“SJPAM”), (5) MR. WELLEN SHAM; (6) MR. RYOJI FURUKAWA: (7) MR. ERIC YIP; (8) MR. ANDREW WANG; (9) MR. YUAN CHUN TANG (“TONY YUAN”); (10) MR. DAVID TAO-HENG SUN (“DAVID SUN”); and (11) MR. LEE GAI POO (“LEE GAI POO”) (collectively, the “Parties,” or each separately, a “Party”).

WHEREAS,

(a) Sino-JP has been a holder of certain of APWC’s issued and outstanding common shares, $0.01 par value per share;

(b) Certain disputes arose among Pacific Electric Wire & Cable Company Limited (“PEWC”), the majority shareholder of APWC, AMC and Sino-JP and other related parties and legal proceedings have been instituted in different parts of the world (“the Legal Proceedings”). The Company was joined as a party in the following proceedings:-

(i)	Case No. 130 of 2006 (“the Petition Action”);
(ii)	Case No.192 of 2006 (“the First AGM Proceedings”);
(iii)	Case No. 292 of 2006 (“Second AGM Proceedings”);
(iv)	Case No. 314 of 2006 (“the Lee Gai Po Application”).

(c) Sino-JP intends to sell its 2,766,154 shares in the Company pursuant to a share sale agreement with a third party buyer (“the Prospective Purchaser”) for US$11,756,154.50 (“the Purchase Price”) at US$4.25 per share; and

(d) Each of the Parties has determined that it is in its best interest to finally and definitively terminate, release, discharge and forever extinguish any and all Claims (as such term is defined below) which each such Party has had, has now or may have in the future against any other Party arising out of or in any way relating to the Claims or the involvement of any such Party in the business and affairs of the Company;

(e) in order to effectuate such release and termination of any and all Claims, and intending to be forever legally bound hereby, the Parties have agreed to execute and exchange this Deed of Release, subject to the terms, conditions, and limitations set forth herein.

NOW, THEREFORE, in accordance with this Release and in consideration for the releases provided for herein and for other consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, each of the Parties hereby releases each of the other Parties as set forth below, and otherwise stipulates and agrees as follows:

1. Definitions :-

“Claims” has the meaning ascribed to it in Clause 2 hereof.

“Closing” means the closing of the transactions contemplated by this Deed of Release, such that this Deed of Release shall have full force and effect and be legally binding on each Party hereto.

“Conditions” means the conditions set out in Clause 2 hereof.

“Deed of Indemnity” means the Deed of Indemnity between AMC and the Company dated 15th September 2004.

“Deed of Settlement” means the settlement deed to be entered into between Sino-JP, Wellen Sham, Ryoji Furukawa, Eric Yip, Andrew Wang and other parties related to Sino-JP on the one part and PEWC, David Sun, Tony Yuan, Lee Gai Po and all other parties related to PEWC on the other part, a draft of which is annexed hereto as Annexure A.

“Effective Time” has the meaning ascribed to it in the SPA.

“Existing Policy” has the meaning ascribed to in Clause 4(e).

“First AGM Proceedings” has the meaning ascribed to in Recital (b)(ii).

“Group” means the Company and its direct and indirect subsidiaries from time to time, including, without limitation, the subsidiaries as set out in Schedule 1.

“Group Company” means a company in the Group.

“Lee Gai Po Application” has the meaning ascribed to it in Recital (b)(iv).

“Limitation Period” has the meaning ascribed to it in Clause 4(e).

“Petition Action” has the meaning ascribed to it in Recital (b)(i).

“Option Agreement” means the Option Agreement between Sino-JP and PEWC dated 15th September 2004.

“PEWC Parties” means the PEWC Parties as defined in the Deed of Settlement.

“Prospective Purchaser” has the meaning ascribed to it in Recital (c).

“Purchase Price” has the meaning ascribed in Recital (c).

“Resigning Parties” means each of Wellen Sham, Andrew Wang, Eric Yip, and Ryoji Furukawa.

“Second AGM Proceedings” has the meaning ascribed to it in Recital (b) (iii).

“Sino-JP Parties” means the Sino-JP Parties as defined in the Deed of Settlement.

“SP Agreement” means the Share Purchase Agreement between AMC and PEWC dated 10 September 2004.

“Stock Purchase Agreement” or “SPA” means the agreement to be entered into between Sino-JP, the Prospective Purchaser and MSD Capital, L.P. in respect of Sino-JP’s sale of its 2,766,154 shares in the Company to the Prospective Purchaser.

In this Deed of Release, words importing the singular include the plural and vice versa, words importing gender or the neuter and references to persons include bodies corporate or unicorporate.

In this Deed of Release, headings are for convenience only and shall not affect the construction of this Deed.

The Schedules to this Deed of Release form an integral part of this Deed of Release and any reference to this Deed of Release shall include a reference to the Schedules.

Unless the context otherwise requires, any reference in this Deed to Recitals, Clauses and Schedules are references to the recitals of, the clauses of and the schedules to this Deed.

2. RELEASE.

(a) In consideration of the promises made by the Parties to each other herein, the Parties hereby agree to cooperate in taking the following actions, fulfilling the following conditions and making the following deliveries in anticipation of, and subject to, the Closing (“the Conditions”):

i.	the simultaneous due execution and delivery of this Deed of Release, the Stock Purchase Agreement and the Deed of Settlement;
ii.	satisfaction of the Conditions set out in paragraph 2A of the Deed of Settlement, so that such agreement has full force and effect;
iii.

payment of all of the outstanding directors fees and salaries due to Wellen Sham, Ryoji Furukawa, Eric Yip and Andrew Wang amounting to an aggregate of US$7,084.84 by cashier’s order or otherwise in immediately available funds payable in US Dollars in Hong Kong on a same day basis to the order of Sino-JP Fund Co. Ltd. or as otherwise directed by Mr. Wellen Sham;

iv.	exchange of copies of Consent Orders of Discontinuance substantially in the form shown in Schedules 2 to 4 hereof (a) executed by Trott & Duncan; and (b) executed by Appleby; and
v.	exchange of copies of the Consent Order of Discontinuance substantially in the form shown in Schedule 5 hereof executed by Cox Hallett Wilkinson; and executed by Appleby; and
vi.

delivery by each of Wellen Sham, Ryoji Furukawa, Eric Yip and Andrew Wang (collectively, the “Resigning Parties”) of letters of resignation in respect of all directorships and any other positions of power or authority each of them may then hold in relation to the Group substantially in the form set forth in Schedule 6 hereto; and

vii.

the due approval, subject to the occurrence of the Effective Time, by the Board of Directors of the Company, with at least one Class A Director designated by Sino-JP participating and voting, of the due execution and delivery of this Deed of Release, a shareholders’ agreement with the Prospective Purchaser and other parties, in a form approved by the Company, and the election of one or more Company nominees to fill Class A Directorship vacancies, and such other matters of an administrative nature as shall be presented to the Board.

(b) Following the fulfillment of all of the Conditions, this Deed of Release and each of the matters referred to in the Conditions shall come into full force and effect, the Closing hereunder shall be deemed to have occurred, all documents, instruments and payments constituting Conditions shall be released and each obligation hereunder shall be legally binding on the Party incurring or assuming such obligation without any further action on the part of any Person, immediately upon the occurrence of the Effective Time.

(c) Upon and as from the Effective Time, each Party, for itself and, as applicable, its subsidiaries, divisions, and other controlled corporate entities, and each of their respective successors, predecessors, assigns, directors, officers, employees, attorneys, insurer(s), agents, and representatives, hereby releases, and forever discharges, any other Party, and each of their respective successors, predecessors, assigns, directors, officers, employees, attorneys, insurer(s), agents, and representatives, from or on account of any and all past, present or future claims, causes of action, cross-claims, counterclaims, rights, liabilities, requests, allegations, demands, promises, contracts, obligations, actions, suits, lawsuits, proceedings of any kind (whether civil, criminal, administrative, regulatory, disciplinary, professional or otherwise), judgments, orders, decrees, losses, damages, assessments, costs (including attorneys’ fees and expenses), interest, or penalties, of whatever nature, character, type, or description, whenever and however occurring, whether now known, claimed, asserted, suspected or discoverable, whether at law or in equity, and whether sounding in contract, tort, or other obligation imposed by law or equity, or any statutory, regulatory or common law claim or remedy of any type and of whatever nature, whether known or unknown, directly or indirectly, which such Party ever had, now has, or hereafter can, shall or may have at any time in the future against any other Party by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Time arising out of, incurred or accrued in connection with or in any way related to (i) any interest (ownership or otherwise) any such Party may have or have had in, over or with the Company or any other Group Company, (ii) the management of the Group, (iii) any acts taken or omitted to be taken in any capacity, including without limitation as a director, officer, employee, manager, shareholder, agent, representative, adviser or otherwise, (iv) any rights or obligations that any Party may have or may have had under the SP Agreement, the Option Agreement and the Deed of Indemnity and (v) share certificates of the Company (including, but not limited to, share certificates AP9, AP10 and AP2056) (each a “Claim” and collectively, the “Claims”). Each Party, for itself, and if applicable, its subsidiaries, divisions and other controlled corporate entities agrees and covenants not to sue, or initiate any suit, proceeding or investigation of whatever kind (whether civil, criminal, administrative, regulatory, disciplinary, professional or otherwise) against any other Party and as applicable its respective current and former subsidiaries, divisions and other controlled corporate entities.

For the avoidance of any doubt, the Parties agree that this Deed of Release is a full and final settlement of any and all claims that Parties have against each other in the Legal Proceedings or arising from or based upon any facts or matters or allegations in the Legal Proceedings.

Each Sino-JP Party agrees that any rights or obligations that any Sino-JP Party may have or may have had under the SP Agreement, the Deed of Indemnity and the Option Agreement and any interest (ownership or otherwise) any such Party may have or have had in, over or with the Company or any other Group Company are hereby terminated and extinguished as among the Parties and shall be of no further force or effect and that no action or proceedings of any nature will be brought or maintained in connection with or relating to any of the Claims.

Each of the Parties acknowledges that each respectively may have sustained damages, losses, fees, costs or expenses that are presently unknown or unsuspected. The Parties expressly waive all rights provided by California Civil Code Section 1542 (to the extent that Section 1542 otherwise might apply and notwithstanding the below choice of law provision) which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,” or by any other similar provision of state, federal or foreign (i.e., non-United States) law. The Parties knowingly, voluntarily and expressly waive, to the fullest extent permitted by law, any and all rights they may have under any statute or any common law principle that would limit the effect of the foregoing releases based upon their knowledge (or otherwise) at the time they execute this Deed of Release.

At and as from the Effective Time, the Parties will take all actions necessary to procure the discontinuance of the Petition Action, the First AGM Proceedings, the Second AGM Proceedings and the Lee Gai Po Application on the following terms and conditions:-

i.

Sino-JP and the Company agree to consent to the discontinuance of each of the Petition Action, the First AGM Proceedings and the Second AGM Proceedings, on the basis that there be no order as to the costs of those actions by instructing their respective Bermuda Counsel to endorse the Consent Orders for Discontinuance in the form or substantially the form of the draft attached at Schedules 2 to 4 hereto and procuring their respective legal representatives in Hong Kong to exchange copies of the signed Consent Orders of Discontinuance which they are holding in escrow in accordance with Clause 2(a)(iv) hereof. Upon exchange of these Consent Orders of Discontinuance, Sino-JP shall and shall irrevocably instruct Trott & Duncan to take all necessary action to obtain the relevant orders from the Bermuda Court in terms of the Consent Orders of Discontinuance as shown in Schedules 2 to 4 and the Company shall and shall irrevocably instruct its lawyers representing it in those proceedings to render any reasonable assistance to enable such court orders to be granted.

ii.

AMC, Sino-JP and the Company agree that they shall each bear their own respective costs incurred up to the date of obtaining the relevant orders from the Bermuda Court pursuant to the terms of Clause 2(c)(i) hereof in the Petition Action, the First AGM Proceedings and the Second AGM Proceedings and that any costs made in favour of any of the parties to the date of the satisfaction of the Conditions in any of these proceedings shall be waived and that any such costs orders shall be treated as wholly discharged, annulled and of no force or effect.

iii.

The Company and Lee Gai Po agree to consent to the discontinuance of the Lee Gai Po Application on the basis that there be no order as to costs of that action by instructing their respective Bermuda Counsel to endorse the Consent Order for Discontinuance as shown in the form or substantially the form of the draft attached at Schedule 5 hereto and irrevocably instruct their respective legal representatives in Hong Kong to exchange copies of the signed Consent Order of Discontinuance which they are holding in escrow in accordance with Clause 2(a)(v) hereof. Upon exchange of the Consent Order of Discontinuance, the Company shall and shall irrevocably instruct its lawyer representing it in the Lee Gai Po Application to take all necessary action to obtain the relevant order from the Bermuda Court in terms of the Consent Order of Discontinuance as shown in Schedule 5 hereto and Lee Gai Po shall and shall irrevocably instruct his lawyers representing him in the Lee Gai Po Application to render any reasonable assistance to the Company’s lawyer to enable such orders to be granted as soon as possible. Any cost orders made in favour of any of the parties shall be treated as wholly discharged, annulled and of no force or effect.

(d)  In connection with the foregoing, the Sino-JP Parties hereby represent to the Company that (i) the Company is not a party to any litigation in Hong Kong involving Sino-JP and (ii) there is not now, and there has never been, any Claim asserted against the Company in any litigation in Hong Kong between Sino-JP and PEWC and other parties. Notwithstanding the foregoing, this Deed of Release shall not apply to, and nothing contained in this Deed of Release shall be construed to release, compromise, settle, waive or satisfy any claims concerning any alleged breach of the terms of this Deed of Release.

3. EFFECT OF RELEASES.

(a) By signing below, each Party acknowledges that this Deed of Release has been executed voluntarily and that each has had the opportunity to obtain the advice of an attorney or a representative of their choice prior to executing this Deed of Release, and that each, respectively, has a full understanding of the terms of this Deed of Release, and that accordingly, in the event of any dispute involving the scope, meaning or effect of this Deed of Release, nothing herein shall be construed in favor of any Party as against any other.

(b) As to the Claims released herein, each Party expressly waives, to the fullest extent permissible under law, any and all rights that such Party may have or purport to have under any provision of law that in any way limits or qualifies the terms of a release of Claims at the time of the execution of this Release. Upon the advice of counsel, any such provision of common or statutory law is hereby expressly waived by the releasing Parties. Specifically, and without in any way limiting the foregoing, the releasing Parties, upon the advice of legal counsel, hereby waive any contrary rights under any applicable law.

4. Resignations; Covenants.

(a) Each of the Resigning Parties covenants and agrees that (i) he shall not at any time disclose any matters relating to any member of the Group, act as a witness on behalf of, or otherwise provide assistance to any third party seeking to sue, or otherwise commence any action or proceeding against, any member of the Group in relation to any matter arising from the business and affairs of the Group or any interest (ownership or otherwise) any Party may have had in, or in relation to, the Group except where ordered by a court or governmental or regulatory agency of competent jurisdiction to do so and (ii) except for the US$7,084.84 referred to in Clause 2(a) and Clauses 4(d) and 4(e) hereof, he does not now have, and shall not in the future assert against any member of the Group any Claim for compensation, remuneration, payment of fees or any debts of any kind, reimbursement or payment of expenses or other obligations or employment benefits of any kind or nature, all of which have been settled in full to the satisfaction of such Resigning Party prior to the date hereof.

(b) The Company agrees that it will not voluntarily offer or provide assistance to any government, statutory, regulatory body, professional body or enforcement agency, stock exchange or any other third party seeking to sue or institute any form of civil, criminal, disciplinary, administrative, professional or other types of proceedings or investigation of whatever sort against any Sino-JP Party, its respective affiliates, subsidiaries, employees, directors and agents arising out of or in connection with any event, condition or matter occurring or existing up to the Effective Date (including, but not limited to, matters relating to any acts taken or omitted to have been taken or any directorship office and employment or any matters relating to the acquisition and/or ownership and/or sale of the shares in the Company and/or share certificates of the Company (including, but not limited to, share certificates AP7, AP8, AP9, AP10 and AP2056)) except where ordered by a court, government or regulatory agency of any competent jurisdiction to do so. For the avoidance of doubt, the Company will not offer or voluntarily provide any assistance to a Group Company to do any matter that the Company is prohibited from doing by this clause and warrants that no other Group Company will do any matter that the Company is prohibited from doing by this Clause.

(c) The Sino-JP Parties, jointly and severally, agree to indemnify and hold harmless each of the Group Companies in the event of a breach of this Deed of Release by any Sino-JP Party, including but not limited to a breach of the covenant not to sue, for all damages incurred and for all reasonable costs and expenses incurred by any of the Group Companies in satisfying such damages and remedying any such breach. The Company agrees to indemnify and hold harmless each of the Sino-JP Parties in the event of a breach of this Deed of Release by any Group Company (including, but not limited to, a breach of the covenant and warranty stated in Clause 4(b) above), for all damages incurred and for all reasonable costs and expenses incurred by the Sino-JP Parties in satisfying such damages and remedying any such breach.

(d) The Company agrees to effect and maintain, at its expense for the Resigning Parties, Directors and Officers insurance with a retention level identical to and in a form substantially similar to that of the existing Directors and Officers policy effected by the Group (Policy No. 2320000332-000001) (“the Existing Policy”) providing cover as an additional named insured for Wellen Sham, Ryoji Furukawa, Eric Yip and Andrew Wang and with an aggregate liability limit of not less than US$15million up to such time as the limitation period for instituting any kind of proceedings against Wellen Sham, Ryoji Furukawa, Eric Yip and Andrew Wang in connection with their office and/or directorship in any of the Group Company expires (“the Limitation Period”), which the Parties agree is presently six (6) years from the date of this Deed of Release. The Company will provide a copy of the insurance to these individuals within 21 days of each renewal. In the event any claims, proceedings or investigations of whatsoever nature (including, but not limited to, those mentioned in Clause 4(b)) are made, commenced or initiated against any of the Resigning Parties relating to or arising from any acts taken or omitted to be or have been taken in his capacity as an officer or director or employee acting on behalf of any Group Company or any other matters relating to his direct or indirect ownership interest in, or any position of authority or management or responsibility with, the Group or acquisition and/or ownership and/or sale of the shares in the Company and/or share certificates of the Company (including, but not limited to, share certificates AP7, AP8, AP9, AP10 and AP2056 up to the Effective Date), the Company shall indemnify, to the extent and subject to the terms and conditions of Clause 4(e) below, the Sino-JP Party against whom such claims, proceedings or investigations are instituted against any liability (including any legal defense costs) which is not covered under the Directors and Officers insurance effected pursuant to this clause.

(e) Solely with respect to the Parties to this Deed of Release, the Company agrees that the provisions of Bye-Laws 124 through 126 of the Bye-Laws of the Company shall be conclusively interpreted as (i) applying to the Resigning Parties on the same terms and conditions as such provisions apply to directors and officers in office from time to time and such indemnification obligations shall remain in full force and effect until the expiry of the Limitation Period which the Parties agree is presently six (6) years from the date of this Deed of Release, (ii) to the extent permissible under the Bermuda Companies Act, indemnifying the Resigning Parties against loss and expense resulting from all types of claims, proceedings or investigations made or initiated against any of the Resigning Parties relating to the matters mentioned in Clause 4(b) and (d) above, (iii) subject to (i) and (ii), in the event any claims, proceedings or investigations of whatever nature are made, commenced or initiated against any of the Resigning Parties relating to any matters relating to or arising from the Group referred to in Clause 4(b) and (d) above, to the extent such loss and expense is not covered under the Directors and Officers Insurance effected pursuant to Clause 4(e) above, the Company shall pay from time to time on behalf of the Resigning Party concerned the reasonable legal costs and expenses of counsel selected by the concerned Resigning Party (such selection to be subject to the consent of the Company; provided that such consent not to be unreasonably withheld or delayed and, for the avoidance of doubt, the Parties hereby agree in the case of any claims, proceedings, and investigations against such concerned Resigning Party in Hong Kong or the United States that the selection of the law firm of either Simmons & Simmons or Hogan & Hartson, respectively, shall be a reasonable selection, although the concerned Resigning Party is not limited to select among only the two foregoing law firms), which are actually incurred in defending any such claim, proceedings or investigation (“defence costs”) before the final resolution of such claim, proceedings or investigation subject to the Company’s right to seek reimbursement of such defence costs from the Resigning Party concerned in the event that any court of competent jurisdiction finds (after any applicable appeals or the expiration of any time for filing an appeal) that the claim, proceedings or investigation is based upon, arises out of or was made, commenced or initiated in connection with any fraud or dishonesty (including any fraudulent misrepresentation) committed by the Resigning Party.

(f) The Company hereby covenants and agrees that it will not, at any time during which the indemnification obligations provided for in Clauses 4(d) and 4(e) remain in effect, take any action in conflict with such indemnification obligations, including, but not limited to, amending the Bye-Laws of the Company with regard to such indemnification obligations. Notwithstanding the foregoing, the Company and the Resigning Parties agree to use all reasonable efforts to first seek recovery under the Existing Policy or any renewal referred to in Clause 4(d) (“the Renewal Policy”) prior to asserting any claim for indemnification under Clauses 4(d) and 4(e). All amounts paid or payable to any Resigning Party under the Existing Policy or the Renewal Policy shall reduce any amounts otherwise payable by the Company under Clauses 4(d) and 4(e). The Company can seek recovery under the Existing Policy or the Renewal Policy for the amount it indemnifies the Resigning Parties subject to the terms and conditions of the Existing Policy or the Renewal Policy (as the case may be). In the event of full payment of indemnification from the Company to any Resigning Party, such Resigning Party shall, as condition of its right to receive such indemnification payment, irrevocably and unconditionally assign to the Company the right to receive the proceeds of any claim filed by or on behalf of such Resigning Party under or in respect of the Existing Policy or the Renewal Policy subject to its terms and conditions, pursuant to an instrument of assignment in form and substance satisfactory to the Company.

(g) Each party agrees that the occurrence of the Effective Time is a condition precedent to the respective obligations of the Parties set out in Clauses 2(c) and 4 hereof. Notwithstanding the foregoing, nothing contained herein shall be construed to release, compromise, settle, waive or satisfy any claim concerning any alleged breach of the terms of this Deed of Release.

(h) The Company acknowledges and warrants that this Deed of Release applies to all the Group Companies and the individuals who sign this Deed of Release are fully authorized to do so and are legally able to bind the party or parties on whose behalf they sign.

5. Warranties and Representations

The Parties acknowledge and represent that:-

(a) There is a risk subsequent to execution of this Deed of Release that certain facts, circumstances or legal decisions may be discovered, established or adjudicated implying that any Party incurred or suffered loss or damages that was different from, less than, or greater than that believed or known at the time of execution and the Parties each assume such risk to themselves and agree that this Agreement should apply to such different, unknown or unanticipated loss or damage as they relate to facts, events or conditions occurring or existing up to the Effective Date.

(b) None of the Parties shall seek to reopen or set aside this Deed of Release on the grounds that it in the future becomes aware of any mistake of law (including any such mistake arising as a result of a subsequent change of law) or a mistake of fact relating to or in connection with this Deed of Release.

(c) The rights and obligations set out in this Deed of Release shall be binding upon and shall inure to the benefit of the Parties and shall be binding upon any and all predecessors, successors, liquidators, receivers and assigns of the Parties.

(d) There are no existing or pending agreements, arrangements, transactions or negotiations involving any party that would render this Deed of Release or any part hereof void, voidable or unenforceable.

(e) The Company acknowledges and warrants that this Deed of Release applies to all the Group Companies and the individuals who sign this Deed of Release are fully authorized to do so and are legally able to bind the party or parties on whose behalf they sign.

(f) Each Party is the lawful owner of all rights, title and interest in and to all the claims in relation to the Claims, and that it has not sold, assigned, transferred, or purported or attempted to sell, assign and transfer, in whole or in part any Claims and/or rights in any agreements, contracts or deeds entered into between the Parties against or purportedly against any other Party to any other person or entity. In the event any Party has assigned any of the Claims and/or rights in any agreements, contracts or deeds entered into between the Parties, such Party shall indemnify each other Party against, and defend and hold him harmless from, any claims arising out of or relating to any such assignment or transfer or any such purported or attempted assignment or transfer of any such Claims.

6. Counterparts. This Deed of Release may be executed in counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

7. Confidentiality. The Parties agree that this Deed of Release, its negotiation and its terms shall be kept confidential and shall not be disclosed to anyone, except as may be required by applicable law or regulation, including without limitation, rules and regulations promulgated under the U.S. Securities Exchange Act of 1934, as amended; provided, however, that the Parties shall be entitled to disclose this Release to their insurers, regulators (including the Bermuda Monetary Authority), attorneys, and auditors. The confidentiality obligations set forth herein shall be binding on each of the Parties whether or not the Effective Time shall have occurred.

8. Specific Performance. Each of the Parties acknowledges that a breach by it of this Deed of Release may lead to irreparable harm to one or more of the other Parties for which monetary damages may not be adequate relief. Accordingly, each of the Parties agrees that each other Party may seek specific performance or injunctive or other equitable relief in the event of a breach of this Agreement by any other Party.

9. Costs and Expenses. Each of the Parties shall bear and be solely responsible for its costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and performance of this Deed of Release.

10. Integration. This Deed of Release, including all annexures, appendices, exhibits and schedules, set forth the entire understanding of the Parties with respect to their subject matter and supersede all prior agreements and understandings between or among the Parties with respect to their subject matter.

11. Notices. All notices and other communications required or permitted to be transmitted to any Party pursuant to the provisions of this Deed shall be in English and in writing delivered by hand or by prepaid courier (in each case against signature of receipt) or sent by facsimile addressed as follows to the Parties (with a simultaneous copy by email) or to such other address or facsimile number and e-mail address as a Party may from time to time notify to the other Parties:-

To APWC:

Asia Pacific Wire & Cable Corporation Limited

7th Floor, No 132 Sec. 3

Min-Sheng East Road

Taipei, 105 Taiwan, ROC

Attention: Ling Y. Wu, Esq.

Facsimile: 886-2-2712-3557

Telephone: 886-2-2712-2558

E-mail: lyw@mail.pewc.com.tw

To Asset Managers Company Limited, Sino-JP, Wellen Sham, SJPAM,

Ryoji Furukawa, Eric Yip and Andrew Wang:

Sino-JP Assets Management Co., Ltd.

Room 1108-1109

Bank of America Tower

12 Harcourt Road, Central, Hong Kong

Attention: Wellen Sham

Facsimile: 852-2521-9100

Telephone: 852-2521-8222

E-mail: wellenol@gmail.com copy (which shall not constitute notice) to Wanda Tong at Simmons & Simmons

Wanda.Tong@Simmons-Simmons.com

To Yuan Chun Tang:

Yuan Chun Tang

25th Floor, Sec 2

Dunhua South Road

Taipei, 106 Taiwan, ROC

Facsimile: 886-6636-6130

Telephone: 886-6636-6100

E-mail: tonyuan@gmail.com

To David Tao-Heng Sun:

David Tao-Heng Sun

25th Floor, Sec 2

Dunhua South Road

Taipei, 106 Taiwan, ROC

Facsimile: 886-6636-6130

Telephone: 886-6636-6100

E-mail: sundavid@loxinfo.co.th

To Lee Gai Po

Lee Gai Po

25th Floor, Sec 2

Dunhua South Road

Taipei, 106 Taiwan, ROC

Facsimile: 886-6636-6130

Telephone: 886-6636-6100

E-mail: gplee@mail.pewc.com.tw

12. Miscellaneous. i. If one or more provisions of this Deed of Release are held to be unenforceable under applicable law, such provision shall be excluded from this Deed of Release and the balance of this Deed of Release shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. In the event that any such provision of this Deed of Release is so held invalid, the Parties shall promptly renegotiate new provisions to restore this Deed of Release as nearly as possible to its original intent and effect. To the extent permitted by applicable law, the Parties hereby waive any provisions of such law that renders any provision of this Deed of Release prohibited in any respect.

ii.

Each Party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from a court action, arbitration, or other proceeding to enforce the terms of this Deed of Release, or the enforcement of any judgment relating thereto, by the use of any of the methods and to the addresses stipulated in Clause 11 for the giving of notices. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

iii.

This Deed of Release (and all the matters to be agreed herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions between them.

iv.

This Deed of Release may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same Deed.

v.

This Deed of Release shall be governed by the laws of Bermuda and the Courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute arising hereunder. Each of the Parties hereto submits to the non-exclusive jurisdiction of the Courts of Bermuda as the venue for any disputes hereunder and waives any objection it may have to the commencement of proceedings in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and waives the right to object that such court does not have jurisdiction over such party.

vi.

This Deed of Release shall be binding upon and inure to the benefit of the successors, agents, servants, directors, officers, volunteers, heirs, executors, liquidators, receivers, assigns and administrators of the Parties hereto, but none of the rights, benefits or obligations of the Parties under this Deed of Release shall be assignable in any way.

vii.

This Deed of Release cannot be amended, modified or revised unless done in a writing and by each and every one of the Parties as a Deed or by order of the Court. No provision may be waived except in writing signed by the Party to be charged.

viii.

This Deed of Release shall be considered as drafted jointly by the Parties, and no uncertainty or ambiguity found in the terms hereof shall be construed for or against any Party based on an attribution of drafting to any one Party.

ix.

After the execution of this Deed of Release, each Party, at the reasonable request of any other Party, shall take such actions and shall furnish, execute and deliver such additional documents, instruments, notices, or other further assurances as may be reasonably necessary or desirable to effect complete consummation of this Deed of Release.

x.	Each of the Parties acknowledges that it has reviewed this Deed of Release with its legal counsel and is fully aware of all of the legal implications attendant to signing this Deed.
xi.

Notwithstanding the foregoing, this Deed of Release shall not apply to, and nothing contained in this Deed of Release shall be construed to release, compromise, settle, waive or satisfy any claims concerning any alleged breach of the terms of this Release.

xii.

In case of any conflict between this Deed of Release and any other agreement between and among any of the Parties hereto relating to the settlement of the Claims, the provisions of this Deed of Release shall govern.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned hereby duly execute this Deed of Release dated as of the date first written above and authorise this signature page to be attached as a counterpart of this Deed of Release.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED
By:	/s/ Yuan Chun Tang
Name:
Title:
Date:

SINO-JP FUND CO., LTD.
By:	/s/ Wellen Sham
Name:
Title:
Date:

ASSET MANAGERS CO. LTD.
By:	/s/ Ryuichi Tanabe
	Name:	Ryuichi Tanabe
	Title:	Director & Representative Executive Officer
Date:

SINO-JP ASSETS MANAGEMENT COMPANY LIMITED
By:	/s/ Wellen Sham
Name:
Title:
Date:

/s/ Wellen Sham
Mr. Wellen Sham

/s/ Ryoji Furukawa
Mr. Ryjoi Furukawa

/s/ Eric Yip
Mr. Eric Yip

/s/ Andrew Wang
Mr. Andrew Wang

/s/ Yuan Chun Tang
Mr. Yuan Tung Chang

/s/ Tao Heng Sun
Mr. David Tao-Heng Sun

/s/ Lee Gai Poo
Mr. Lee Gai Poo

Schedule 1

Group Companies

APWC General Holdings Ltd.

Crown Century Holdings Ltd. (BVI)

Siam (APWC) Holdings Ltd.

Singvale Pte Ltd.

Samray Inc.

PRC (APWC) Holdings Ltd.

Moon View Ltd.

Trigent Investment Holdings Ltd.

Hardlek Ltd.

PEWC (Thailand) Co., Ltd.

APWC (Thailand) Co., Ltd.

Charoong Thai Wire & Cable Public Co., Ltd.

CTW Apex Co., Ltd.

CTW Beta Co., Ltd.

Siam Pacific Electric Wire & Cable Co., Ltd.

Pacific Thai Electric Wire & Cable Co., Ltd.

Shanghai Yayang Trading Pte Ltd.

Sino-Sin Trading Pte Ltd.

Sigma-Epan International Pte Ltd.

Sigma Cable Company (Pte) Ltd.

Australian Pacific Electric Cable Pty Ltd.

Epan Industries Pte Ltd.

Elecain Industry Sdn Bhd

Sigma Epan Malaysia Sdn Bhd

Epan Data Comm System Pte Ltd.

Shandong Pacific Fiber Optics Cable Co., Ltd.

Ningbo Pacific Cable Co., Ltd.

Crown Century Holdings Ltd. (Hong Kong)

Pacific Electric Wire & Cable (Shenzhen) Co., Ltd.

Schedule 2

IN THE SUPREME COURT OF BERMUDA

2006: NO. 130

IN THE MATTER OF SECTION 111 OF THE COMPANIES ACT 1981

AND IN THE MATTER OF ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

BETWEEN

SINO-JP FUND COMPANY LIMITED

Petitioner

-AND-

(1)    PACIFIC ELECTRIC WIRE & CABLE COMPANY LIMITED

(2)    MOON VIEW VENTURES LIMITED

(3)    ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

Respondents

CONSENT ORDER FOR DISCONTINUANCE

UPON the parties having agreed terms of settlement

BY CONSENT IT IS ORDERED that:-

(i)	this action is hereby discontinued;
(ii)	there be no order as to costs; and
(iii)	for the avoidance of doubt, the parties shall not enforce any unsatisfied costs order made in their favour to date.

Dated this	day of June 2007.

We, Trott & Duncan, consent to an order in these terms:

Dated this	day of June 2007

Trott & Duncan
Attorneys for the Petitioner

We, Cox Hallett Wilkinson, consent to an order in these terms:

Dated this	day of June 2007

Cox Hallett Wilkinson
Attorneys for the First and Second Respondents

We, Applebys, consent to an order in these terms:

Dated this	day of June 2007

Appleby
Attorneys for the Third Respondent

Cox Hallett Wilkinson of 18 Parliament Street, Hamilton, Bermuda, Attorneys for the First and Second Respondents

To:	Trott & Duncan

20 Brunswick Street

Hamilton HM 10

Attorneys for the Petitioner

To:	Appleby

Canon’s Court

22 Victoria Street

Hamilton

Attorneys for the Third Respondent

Schedule 3

IN THE SUPREME COURT OF BERMUDA

2006: No. 192

IN THE MATTER OF SECTION 75 OF THE COMPANIES ACT

AND IN THE MATTER OF THE BYE-LAWS OF ASIA PACIFIC

WIRE & CABLE CORPORATION LIMITED

BETWEEN

SINO-JP FUND COMPANY LIMITED	Plaintiff

and

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED	Defendant

CONSENT ORDER FOR DISCONTINUANCE

UPON the parties having agreed terms of settlement

BY CONSENT IT IS ORDERED that:-

(i)	this action is hereby discontinues;
(ii)	there be no order as to costs;
(iii)	For the avoidance of doubt, the parties hereto shall not enforce any unsatisfied costs orders made in their favour to date.

Dated this day of 2007.

We, Trott & Duncan, consent to an order in these terms.

Dated this day of June 2007.

Trott & Duncan Attorneys for the Plaintiff

We, Appleby consent to an order in these terms.

Dated this day of 2007.

Appleby Attorneys for the Defendant

Schedule 4

IN THE SUPREME COURT OF BERMUDA

2006: No. 292

IN THE MATTER OF SECTIONS 19, 71 & 79 OF THE COMPANIES ACT

AND IN THE MATTER OF THE BYE-LAWS OF ASIA PACIFIC

WIRE & CABLE CORPORATION LIMITED

BETWEEN

SINO-JP FUND COMPANY LIMITED	Plaintiff

and

(1) ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

(2) PACIFIC ELECTRIC WIRE AND CABLE COMPANY LIMITED

Defendant

CONSENT ORDER FOR DISCONTINUANCE

UPON the parties having agreed terms of settlement

BY CONSENT IT IS ORDERED that:-

(i)	this action is hereby discontinued;
(ii)	there be no order as to costs;

(iii)	For the avoidance of doubt, the parties hereto shall not enforce any unsatisfied costs orders made in their favour to date.

Dated this day of 2007.

We, Trott & Duncan, consent to an order in these terms.

Dated this day of June 2007.

Trott & Duncan Attorneys for the Plaintiff

We, Cox Hallett Wilkinson, consent to an order in these terms.

Dated this day of 2007.

Cox Hallett Wilkinson Attorneys for Pacific Electric Wire & Cable Company Limited

We, Appleby consent to an order in these terms.

Dated this day of 2007.

Appleby Attorneys for Asia Pacific Wire & Cable Corporation Limited

Schedule 5

IN THE SUPREME COURT OF BERMUDA

2006: No. 314

IN THE MATTER OF SECTION 76 OF THE COMPANIES ACT 1981

AND IN THE MATTER OF ASIA PACIFIC

WIRE & CABLE CORPORATION LIMITED

BETWEEN

LEE GAI PO	Plaintiff

and

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED	Defendant

CONSENT ORDER FOR DISCONTINUANCE

UPON the parties having agreed terms of settlement

BY CONSENT IT IS ORDERED that :-

(i)	this action is hereby discontinued;
(ii)	there be no order as to costs;
(iii)	For the avoidance of doubt, the parties hereto shall not enforce any unsatisfied costs orders made in their favour to date.
Dated this	day of	2007.

We, Cox Hallett Wilkinson, consent to an order in these terms.

Dated this day of June 2007.

Cox Hallett Wilkinson Attorneys for the Plaintiff

We, Trott & Duncan, consent to an order in these terms.

Dated this day of June 2007.

Trott & Duncan Attorneys for the Sino-JP Fund Co. Ltd.

We, Appleby consent to an order in these terms.

Dated this day of 2007.

Appleby Attorneys for the Defendant

Schedule 6

Form of Resignation Letter

June __, 2007

Asia Pacific Wire & Cable Corporation Limited

7th Floor, No 132 Sec. 3

Min-Sheng East Road

Taipei, 105 Taiwan, ROC

Attention: Board of Directors

Re: Resignation Letter

Dear Sirs:

I hereby resign in respect of all directorships and any other positions of power or authority that I now hold in relation to Asia Pacific Wire & Cable Corporation Limited and each of its subsidiaries (collectively, the “APWC Companies”) and, to the extent applicable, authorize each APWC Company to remove me as a signatory on each account which such APWC Company maintains with a bank or other financial institution, with immediate and irrevocable force and effect as of the Effective Date (as such term is defined in that certain Deed of Release, dated on or about the date hereof, by and among the undersigned and the addressee hereof, among other parties).

Additionally, I hereby confirm that I do not currently have, and shall not in the future assert, against any APWC Company any claim for compensation, remuneration, payment of fees or any debts of any kind, reimbursement or payment of expenses or other obligations or employment benefits of any kind or nature, all of which have been settled in full to my satisfaction prior to my execution of this letter.

Very truly yours,
[___________]

Annexure A

[Deed of Settlement]